Exhibit 99.1

PRESS RELEASE

April 22, 2010

Nile Therapeutics Announces Pricing of Public Offering

SAN MATEO, CA, April 22, 2010 -- Nile Therapeutics, Inc. (NASDAQ: NLTX), a company focused on the development of novel therapeutics for heart failure patients, announced the pricing of its previously announced underwritten public offering of 6,500,000 units of its securities at a public offering price of $0.70 per unit.  Each unit consists of one share of Nile common stock and 0.30 warrants to purchase common stock.  Each warrant has a term of five years and represents the right to purchase one share of common stock at an exercise price of $0.94 per share. No fractional warrants will be issued. The units will immediately separate and the common stock and warrants will be issued separately.  The warrants have been approved for trading on the Nasdaq Capital Market under the symbol “NLTXW” and are expected to begin trading on or promptly following April 22, 2010.  The offering is expected to close on or about April 27, 2010, subject to customary closing conditions.

Maxim Group LLC is acting as the sole book-running manager for this offering, with Ladenburg Thalmann & Co. Ltd. as co-manager.  Nile has granted the underwriters an option for a period of 45 days to purchase up to an additional 975,000 units to cover over-allotments, if any.

The net proceeds from the sale of the units, after deducting underwriting discounts and commissions and other estimated offering expenses, are expected to be approximately $4.0 million.   The Company plans to use the net proceeds from this offering to fund the previously announced expansion of its ongoing Phase II clinical trial of CD-NP in acute heart failure patients, and for general corporate purposes and working capital.

The offering described above is being made pursuant to a shelf registration statement previously filed with and declared effective by the Securities and Exchange Commission on March 12, 2010. A preliminary prospectus supplement relating to the offering was filed with the SEC on April 12, 2010, and is available on the SEC’s website at http://www.sec.gov.  A final prospectus supplement relating to the offering will also be filed with the SEC. When available, copies of the final prospectus supplement may also be obtained from Maxim Group LLC, 405 Lexington Avenue, New York, NY  10174, or by telephone at 212-895-3685.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, units, shares of common stock or warrants. Furthermore, Nile will not sell any of the units and has been advised by Maxim Group that the underwriters and their affiliates will not sell any of the units in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification of the securities under the securities laws of any such state or jurisdiction.

About Nile Therapeutics

Nile Therapeutics, Inc. is a clinical-stage biopharmaceutical company that develops innovative products for the treatment of cardiovascular disease and other areas of unmet medical needs. Nile is initially focusing its efforts on developing its lead compound, CD-NP, a novel rationally designed chimeric peptide in clinical studies for the treatment of heart failure, and CU-NP, a novel rationally designed natriuretic peptide. More information on Nile can be found at http://www.nilethera.com.

Contact:
Daron Evans
Chief Financial Officer
Nile Therapeutics, Inc.
+1-650-458-2670
info@nilethera.com

Safe Harbor Paragraph for Forward-Looking Statements: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding the timing, size and completion of the proposed offering and the expected net proceeds therefrom, the timing, progress and anticipated results of Nile’s ongoing clinical trial of CD-NP, and the anticipated benefits of CD-NP, are forward-looking statements. Nile may not actually achieve these plans, intentions or expectations and Nile cautions investors not to place undue reliance on Nile’s forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements Nile makes. Various important factors that could cause actual results or events to differ materially from the forward-looking statements that Nile makes include Nile’s ability to complete the proposed offering, market conditions, the satisfaction of closing conditions, as well as risks and uncertainties associated with Nile’s business and finances in general, and the other risks described under the caption "Risk Factors" in Item 1A of its Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission on March 3, 2010. Nile is providing this information as of the date of this press release and does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise.